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                                                                Exhibit 11


                   NUMBER NINE VISUAL TECHNOLOGY CORPORATION

     STATEMENT REGARDING COMPUTATION OF NET INCOME (LOSS) PER SHARE (1)(2)

                     (in thousands, except per share data)

                                                            THREE MONTHS ENDED                            NINE MONTHS ENDED
                                                   SEPTEMBER 27, 1997  SEPTEMBER 28, 1996     SEPTEMBER 27, 1997  SEPTEMBER 28, 1996
                                                   ------------------  ------------------     ------------------  ------------------
HISTORICAL

Common Stock Outstanding, beginning of the period      9,110                  9,006                  9,053                  8,758
Weighted average cheap stock                               -                      -                      -                      -
Weighted average redeemable common stock                   -                      -                      -                      -
Weighted average number of common stock issued            22                      6                     50                    187
Weighted average of common stock equivalents               -                  1,832                      -                      -
Less:  assumed purchase of treasury shares                 -                 (1,039)                     -                      -
                                                     -------                -------              ---------               --------

Weighted average number of common and common
  equivalent shares outstanding                        9,132                  9,805                  9,103                  8,945
                                                     =======                =======              =========               ========

Net income (loss)                                    $(3,438)               $   326              $( 15,424)              $( 9,007)
                                                     =======                =======              =========               ========

Net income (loss) per common and common
  equivalent share outstanding                       $ (0.38)                 $0.03              $   (1.69)              $  (1.01)
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    (1)  Primary and fully diluted calculations are substantially the same.